Exhibit 99.1

BBSI APPOINTS JAMES R. POTTS AS EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL

VANCOUVER, Washington – September 16, 2020 – Barrett Business Services, Inc. (BBSI) (NASDAQ:  BBSI), a leading provider of business management solutions, has appointed James R. Potts as Executive Vice President and General Counsel, a newly created position. He will be reporting to BBSI's Chief Executive Officer, Gary Kramer.

James joins BBSI from Cozen O’Connor, a nationally recognized full-service law firm, with more than 750 attorneys in 29 cities, where he co-chaired the Insurance Corporate and Regulatory Practice. He has more than 25 years of legal experience representing clients in a cross section of industries.

James will be responsible for overseeing BBSI’s legal, governance and compliance functions and will be part of the senior management team.

“James’ transactional, compliance and major litigation management experience, and talent for guiding organizations on legal and strategic matters, will be a tremendous asset for us. We are thrilled he is joining the BBSI team,” said BBSI CEO Gary Kramer.

Commenting on his new position, Potts said: "I am honored to be selected for the positions of Executive Vice President and General Counsel at BBSI. I look forward to being part of a talented team focused on providing outstanding service and pursuing continued company growth.”

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 7,200 clients across all lines of business in 31 states. For more information, please visit www.mybbsi.com.

Forward-Looking Statements

Statements in this release about future plans, expectations or performance are forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the company to be materially different from any future results expressed or implied by such forward-looking statements. Important factors that may affect the company's future prospects are described in the company's 2019 Annual Report on Form 10-K.

Media Relations:

Lorin Gelfand

Tel 1-360-869-4052

Lorin.Gelfand@myBBSI.com

Investor Relations:

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com